Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE October 30, 2008	Company Contact: Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES FOURTH QUARTER
AND FISCAL 2008 RESULTS

St. Louis, Missouri, October 30, 2008 – Energizer Holdings, Inc., [NYSE: ENR], today announced results of its fourth quarter ended September 30, 2008.  Net earnings for the quarter were $99.1 million, or $1.67 per diluted share, versus net earnings of $70.0 million, or $1.19 per diluted share in the fourth fiscal quarter of 2007.  The current quarter includes an after-tax expense of $3.4 million, or $0.06 per diluted share, related to Playtex integration costs and other realignment activities and $2.9 million, or $0.05 per diluted share, of favorable foreign tax adjustments.  Last year’s fourth quarter included a charge of $4.6 million, after-tax, or $0.08 per share, for a restructuring project in Europe, which was offset by favorable adjustments of $14.1 million, or $0.24 per diluted share, due to a reduction in deferred tax balances and prior years’ tax accruals.

“As expected, fourth quarter earnings increased significantly versus last year,” said Ward Klein, Chief Executive Officer.  “Lower advertising and promotion spending, which we previously disclosed, was augmented by strong hurricane battery volumes in the U.S. and continued growth in our global razors and blades business.

“As we enter fiscal 2009, the integration of Playtex Products and Schick-Wilkinson Sword into our new Energizer Personal Care division is mostly complete, providing a solid platform for future growth,” said Klein.  “In addition, our Debt to EBITDA ratio is at 3.2.  Despite our strong brands and stable organization we nevertheless enter a very uncertain macro-economic environment in 2009.  Specifically, we face significant currency and raw material headwinds along with increasingly stressed consumers throughout the world.  We, therefore, take a cautious stance towards 2009 where we will continue to focus on delivering innovation and value to our customers and consumers in an effort to continue to grow long term shareholder value.”

As previously noted, Energizer’s business and financial results are now reported in two segments:  Household Products and Personal Care.  For the current quarter, total net sales increased $248.4 million, or 28%, to $1,123.4 million, due primarily to the acquisition of Playtex on October 1, 2007, which added $153.4 million to net sales for the quarter.  Net sales in the Household Products division increased $64.9 million, and net sales in the legacy Personal Care business increased $30.1 million.  Segment profit increased $83.3 million, or 61%, to $219.6 million.  On a constant currency basis, sales increased $219.3 million and segment profit increased $70.6 million.  General corporate and other expenses were up $1.4 million and interest and other financing costs increased $28.4 million.

The inclusion of Playtex’s results net of the incremental interest expense associated with the financing of the acquisition decreased diluted earnings per share by $0.25 in the quarter, which includes integration costs of $0.05 per diluted share.  The September quarter has historically been a low quarter for Playtex due to the seasonality of the U.S. sun care business.

For the year ended September 30, 2008, net earnings were $329.3 million, or $5.59 per diluted share, compared to net earnings of $321.4 million, or $5.51 per diluted share, in the same period last year.  Included in the current year results are:

•	an after-tax expense of $16.5 million, or $0.28 per diluted share, related to the write-up and subsequent sale of inventory purchased in the Playtex acquisition,
•	integration and other realignment costs of $13.4 million, after-tax, or $0.22 per diluted share,
•	a net, unfavorable income tax accrual adjustment of $1.1 million, or $0.02 per diluted share.
Fiscal 2007 results included:

•
favorable adjustments of $21.9 million, or $0.37 per diluted share, related to a reduction of deferred tax balances and prior years’ tax accruals and previously unrecognized tax benefits from prior years’ foreign losses were partially offset by,

•	charges of $12.2 million, after-tax, or $0.21 per diluted share, for the company’s European restructuring projects.

Total net sales for fiscal 2008 were $4,331.0 million, an increase of $965.9 million, or 29%, due primarily to the acquisition of Playtex, which added $771.7 million to net sales for the year.  Net sales increased $98.0 million in the Household Products business and $96.2 million in the legacy Personal Care business.  Segment profit increased $183.8 million, or 29%, to $811.6 million.  On a constant currency basis, sales increased $811.0 million and segment profit increased $110.2 million.  General corporate and other expenses decreased $6.6 million and interest and other financing items increased $115.3 million.

For the fiscal year, the inclusion of Playtex’s results and incremental interest expense associated with the financing of the acquisition reduced diluted earnings per share by $0.24, which includes a charge of $0.28 related to the inventory write-up and $0.19 related to the integration costs.  Excluding these one-time costs, Playtex was accretive to Energizer’s earnings in its first year post-acquisition.

Household Products

Sales for the quarter increased $64.9 million on higher volume of $41.0 million, favorable currency translation of $13.8 million and favorable pricing of $10.1 million.  The increased volume was virtually all in the U.S. and reflects approximately $35 million of hurricane related sales and an increase in early holiday shipments for a number of key customers of approximately $20 million.  Absent these factors, global sales volume would have been down approximately 2%, reflecting continued soft category demand in most of the developed world.  Favorable pricing reflects price increases to offset rising material costs.

Gross margin for the quarter increased $24.2 million on higher sales, partially offset by unfavorable product cost rate of $14.5 million.  The majority of the product cost increase was due to higher material costs and the unfavorable impact of low production levels earlier in the year.  Segment profit increased $43.1 million for the quarter primarily on higher gross margin and lower advertising and promotion (A&P) expense.

For the year, sales increased $98.0 million, inclusive of $88.1 million favorable currency translation.  Absent currencies, sales increased $9.9 million, as favorable pricing and product mix were partially offset by lower sales volume.  Soft overall category demand in most of the developed world was nearly offset by the aforementioned hurricane demand and early holiday buy-in within the U.S. and volume growth in Central and Eastern Europe and Latin America.  Overall pricing and price mix was favorable $15.8 million as list price increases taken to offset rising material costs were partially offset by sales shifting to larger pack sizes, which sell at lower per unit prices.  Gross margin increased $40.2 million for the year, but declined $34.7 million absent the favorable impact of currencies.  The benefit of higher pricing was more than offset by unfavorable product cost of $63.2 million, due primarily to higher commodity material costs and unfavorable production volumes.  Segment profit increased $16.8 million but declined $34.8 million after excluding favorable currency impacts.  Excluding currency impacts, higher selling, general and administrative expenses were nearly offset by lower advertising and promotion spending.

Personal Care

As noted in the prior quarter, Energizer’s acquisition of Playtex was completed on October 1, 2007; therefore, Playtex is not included in the attached historical financial statements prior to the current fiscal year.  To provide a clearer understanding of the impact of the acquisition on results, the comparison of the current year amounts for the Personal Care segment are versus pro forma results for the quarter and the year ended September 30, 2007 as shown in Note 6 of the Condensed Financial Statements.  Hawaiian Tropic results are included in the pro forma results in Note 6 beginning on April 18, 2007, the date at which Playtex acquired the business.

Net sales for the quarter were $450.2 million, an increase of $32.2 million, with favorable currency accounting for $15.2 million.  On a constant currency basis, sales increased 4% driven primarily by higher Wet Shave sales.  Wet Shave sales increased 6% due to $17.8 million in higher sales volumes in Europe and Latin America driven by disposable razors, including Quattro, Exacta 3 and Xtreme 3 and the Quattro family of products, including the new Quattro Trimmer and Quattro Titanium, partially offset by declines in legacy products.  This volume growth was partially offset by higher promotions.  Skin Care net sales increased 6% due to higher sun care and Wet Ones sales.  Feminine Care net sales decreased 1% as growth in Sport plastic applicator tampons was offset by declines in Gentle Glide and the discontinuation of the Beyond cardboard applicator tampon.  Infant Care net sales were flat due to lower shipments of reusable infant bottles as the company transitions to BPA-free products, partially offset by higher shipments of our disposable Drop-In product and the launch of Diaper Genie Elite II.

Segment profit increased $38.1 million to $69.4 million for the quarter.   The prior year quarter includes the impact of the write off of the Beyond fixed assets of $10.4 million.  Excluding this write off and the impact of currencies,  segment profit increased $21.3 million primarily due to higher sales and lower A&P and overhead expenses, partially offset by higher product costs.

Net sales for the fiscal year were $1,856.7 million, an increase of $162.6 million, with Hawaiian Tropic and favorable currency accounting for $54.6 million and $66.8 million, respectively, of the increase.  On a constant currency basis, net sales increased 6% due primarily to Wet Shave and the acquisition of Hawaiian Tropic.  Wet Shave sales increased 3% as higher volumes in disposable razors and the Quattro family of products more than offset declines in older technology products and unfavorable pricing and product mix due to higher promotional spending in all categories.  Skin Care net sales increased 22% due to the inclusion of Hawaiian Tropic.  Excluding the impact of Hawaiian Tropic, Skin Care net sales increased 5%.  Feminine Care net sales decreased 1% due to the discontinuation of the Beyond cardboard applicator tampon partially offset by growth in plastic applicator tampons.  Sales of plastic applicator tampons increased 3% for the year.  Infant Care net sales were essentially flat as higher sales of Diaper Genie and the disposable Drop-In product were offset by a decline in sales of reusable infant bottles as the company transitions to BPA-free products.

Segment profit increased $51.3 million for the fiscal year due to $22.0 million in favorable currency.  The prior year includes the impact of the write off of Beyond fixed assets of $10.4 million.  Excluding this write off and the impact of currencies, segment profit increased $18.9 million on higher sales and lower A&P were partially offset by higher overheads and product costs.

Other Items

Corporate and other expenses increased $1.4 million for the quarter. The current quarter included charges of $5.3 million related to the integration of Playtex and other realignment activities versus European and other restructuring charges of $7.1 million included in the prior year September quarter.  For the year, corporate and other expenses decreased $6.6 million due primarily to lower compensation related expenses.   The current year included $21.1 million of integration and other realignment charges versus $18.2 million of European and other realignment charges in the same period last year.

Interest expense for the current quarter and fiscal year increased $21.5 million and $90.1 million, respectively, on higher average borrowings resulting from the Playtex acquisition.  Other net financing items were unfavorable $6.9 million for the quarter primarily due to lower interest income and $25.2 million unfavorable for the fiscal year due primarily to exchange losses in the current period compared to exchange gains last year and lower interest income.  These exchange losses were offset by currency gains in segment profit.

Amortization expense increased $2.1 million for the quarter and $8.6 million for the fiscal year versus the same periods a year ago as a result of amortization of intangible assets from the Playtex acquisition.

The effective tax rate for the fiscal year was 30.9%, exclusive of the impact of the inventory write-up from the Playtex acquisition.

Capital expenditures were $62.6 million for the quarter and $160.0 million for the year.  Depreciation expense was $29.9 million and $126.8 million for the quarter and the year, respectively.

Energizer’s Debt to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) Ratio for the last four quarters, as defined by the company’s credit agreements, was 3.2:1.  Energizer's Debt to EBITDA ratio had exceeded 3.5:1 since the December 2007 quarter end, the first quarter end after the purchase of Playtex Products, Inc. for $1.9 billion in cash and debt.  The company's credit agreements allow for Debt to EBITDA to exceed 3.5:1 for four consecutive quarters, and the company was therefore required to be under 3.5:1 by the December 2008 quarter end.  Reducing the ratio below 3.5:1 will reduce interest expense by approximately $4 million per quarter on the company's fixed rate debt.  At the end of the current quarter ending September 30, 2008, the company's debt level was $2.9 billion, with $2.2 billion, or 76%, at fixed rates averaging 6.29%.

Outlook

Aside from hurricane-related volume, the battery category continues to be soft in the U.S. and other developed markets.  In addition, we estimate residual U.S. retail inventory from hurricane-related shipments combined with the level of early holiday shipments will dampen our sales by an additional $30 million beyond any negative underlying retail consumption.  By comparison, sales in last year’s December quarter were unusually high relative to retail consumption, which resulted in a significant retail inventory reduction in the March 2008 quarter.

For both Household Products and Personal Care, commodity and other inflationary input costs are estimated to be unfavorable $60 to $70 million in 2009 compared to 2008 rates.  Pricing actions already initiated together with manufacturing cost reduction programs and incremental synergies from the Playtex acquisition should offset these increases.

Finally, the U.S. dollar has recently strengthened against most other currencies, which will negatively impact profit in both businesses.  At current spot rates, we estimate foreign currency devaluation will be unfavorable by $130 to $140 million versus 2008.

As we have stated, Energizer targets minimum annual growth in earnings per share (EPS) of 10%.  Prior to the significant revaluation of the U.S. dollar over the past two months, management believed that 10% growth in 2009 EPS was achievable, despite continuing unfavorable raw material costs and U.S. battery category sluggishness.  However, the recent strengthening of the dollar makes it unlikely that the fiscal 2009 earnings per share growth target of 10% will be achieved.  Furthermore, at existing currency rates, holding earnings flat will be a challenge.

“Despite the challenging macro-economic environment, we remain committed to prudently investing in our businesses, where appropriate, and continue to believe that we are well positioned for long-term growth across our product portfolio around the globe,” said Mr. Klein.  “Our focus will remain on strengthening our position in the markets and categories in which we compete, continuing to offer innovative solutions to our retail customers and consumers, and creating long-term shareholder value.”

# # #

Statements in this press release that are not historical, particularly statements regarding the ongoing performance of the Energizer Personal Care businesses; battery category softness on a global basis; the existence and impact of excess battery inventory going into the first quarter; the anticipated impact of inflationary commodity and other material input costs, as well as the ability of price increases, cost reduction programs and incremental synergies to offset such increases; the estimated impact of foreign currency devaluation on Energizer profitability in 2009 and the likelihood of attaining targeted or flat EPS growth for the year; future compliance with debt covenants; and the Company’s long-term growth positioning; may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected.  Continuing negative economic conditions associated with the global credit crisis, global stock market declines, and economic deterioration, as well as competitive activity, could significantly and negatively impact future growth and performance of Energizer’s Personal Care businesses. Anticipated category growth, if any, for Energizer’s Household Products business is difficult to quantify or estimate given the current volatile global economic situation. Energizer’s broad diversified portfolio of battery products across a wide range of consumer price points and service demands provides some measure of protection against softness in various ranges of the category spectrum. On the other hand, the overall category could be significantly negatively impacted by continuing economic distress and accompanying declines in consumer spending, as well as declines in the proliferation or consumption of battery-powered devices or the development of alternative power sources.  Energizer’s estimates of excess retailer inventory levels of battery products resulting from hurricane-related shipments and early holiday shipments are based solely on limited data available to Energizer and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.  Consequently, Energizer sales volumes for 2009 may be impacted more than currently estimated by actual current inventory levels. The impact of material and other commodity costs could be more significant than anticipated, as it is difficult to predict with any accuracy whether raw material, energy and other input costs will stabilize or continue to increase, since such costs are impacted by multiple economic, political and other factors outside of the Company’s control.  The anticipated benefits of Energizer’s pricing actions, cost reduction programs and incremental synergies from the Playtex acquisition may not be realized to the extent anticipated, or may not be sufficient to offset greater than anticipated increases in supply costs.  The benefits of price increases may not be realized in the event of consumer resistance or a significant decline in consumer demand, if competitive activity mandates additional promotional spending or a revamping of the pricing structure, or if other operating costs increase unexpectedly. The estimated impact of foreign currency devaluations on Energizer’s profitability for the year is also difficult to estimate with any degree of certainty. Prolonged recessionary conditions in key global markets where Energizer competes could result in significantly greater local currency devaluation and correspondingly greater negative impact on Energizer than what can be anticipated from the current spot rates. On the other hand, if concerted global stabilization measures achieves some degree of economic recovery, local currencies could be significantly strengthened relative to the dollar.  Continued compliance with debt covenants providing for a 3.5:1 debt to EBITDA ratio can be impacted by higher than anticipated debt levels as a result of greater than anticipated cash needs or by lower than anticipated cash flows necessary for debt service. Compliance can also be impacted by earnings declines over the measurement period, either as a result of challenges faced specifically by the Company’s businesses, or as a result of general economic conditions and rising unemployment. Continued EPS growth in 2009, as well as Energizer’s long-term growth positioning, will depend not only on improvement in the global macroeconomic conditions described above, but also on Energizer’s ability to continue operating its businesses profitably in the face of declines in consumer spending, potential retailer consolidation, material cost increases, limits on availability of credit, and competitive activity, particularly in light of the vastly greater size and market strength of Energizer’s primary competitor. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. Energizer does not undertake any obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents; including its annual report on Form 10-K for the Year ended September 30, 2007, and its Form 10-Q for the Quarters ended December 31, 2007, March 31, 2008 and June 30, 2008.

ENERGIZER HOLDINGS, INC.
STATEMENTS OF EARNINGS
(Condensed)
(Dollars in millions, except per share data - Unaudited)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2008	2007	2008	2007

Net sales	$1,123.4	$875.0	$4,331.0	$3,365.1

Cost of products sold	588.7	449.3	2,293.3	1,760.4

Gross profit	534.7	425.7	2,037.7	1,604.7

Selling, general and administrative expense	212.2	171.8	794.0	627.9
Advertising and promotion expense	116.6	132.5	486.8	395.2
Research and development expense	24.4	19.7	91.7	70.7
Interest expense	43.3	21.8	181.3	91.2
Other financing items, net	3.0	(3.9)	10.7	(14.5)

Earnings before income taxes	135.2	83.8	473.2	434.2

Income tax provision	36.1	13.8	143.9	112.8

Net earnings	$99.1	$70.0	$329.3	$321.4

Earnings per share
Basic	$1.71	$1.23	$5.71	$5.67
Diluted	$1.67	$1.19	$5.59	$5.51

Weighted average shares of common stock - Basic	58.1	57.1	57.6	56.7
Weighted average shares of common stock - Diluted	59.4	58.9	58.9	58.3

See Accompanying Notes to Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
September 30, 2008
(Dollars in millions, except per share data)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.
On October 1, 2007, the Company acquired Playtex Products, Inc. (Playtex) via the purchase of all issued and outstanding shares of common stock (the Acquisition).  Prior to the Acquisition, the Company's operations were managed via three major segments; North America Battery (U.S. and Canada battery and lighting products), International Battery (rest of world battery and lighting products) and Razors and Blades (global razors, blades and related products).  During the first quarter, the Company revised its operating segment presentation.  Operations for the Company are now managed via two major segments - Household Products (battery and lighting products) and Personal Care (Wet Shave and Playtex).  Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring, integration or business realignment activities and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

In accordance with generally accepted accounting principles, Playtex inventory acquired in the Acquisition was valued at its estimated fair value on the Company's October 1, 2007 balance sheet.  The fair value of inventory was $27.5 greater than the historical cost basis of such inventory prior to the Acquisition.  This required accounting treatment reduced gross margin by approximately $27.5 (compared to historical Playtex cost basis) as the product was sold in the first six months following the Acquisition.  For the year ended September 30, 2008, Cost of Products Sold included a charge of $27.5 related to the amortization of the inventory write up.  There was no impact to the quarter ended September 30, 2008.  The reduction in gross margin associated with the write-up and subsequent sale of inventory acquired in the Acquisition is not reflected in the Personal Care segment, but rather presented as a separate line item below segment profit, as it is a non-recurring item directly associated with the Playtex acquisition.  Such presentation reflects management's view on how it evaluates segment performance.

The Company’s operating model includes a combination of stand-alone and combined business functions between the Household Products and Personal Care businesses, varying by country and region of the world.  Shared functions include product warehousing and distribution, various transaction processing functions, certain environmental activities, and, in some countries, a combined sales force and management.

Historical segment sales and profitability for the quarter and twelve months ended September 30, 2008 and 2007, respectively, are presented below.  All prior periods have been restated to conform with the current segment presentation.

	Quarter Ended September 30,		Twelve Months Ended September 30,
Net Sales	2008	2007	2008	2007
Household Products	$673.2	$608.3	$2,474.3	$2,376.3
Personal Care	450.2	266.7	1,856.7	988.8
Total net sales	$1,123.4	$875.0	$4,331.0	$3,365.1

Profitability
Household Products	$150.2	$107.1	$489.1	$472.3
Personal Care	69.4	29.2	322.5	155.5
Total segment profitability	$219.6	$136.3	$811.6	$627.8
General corporate and other expenses	(34.6)	(33.2)	(104.9)	(111.5)
Acquisition inventory valuation	-	-	(27.5)	-
Amortization	(3.5)	(1.4)	(14.0)	(5.4)
Interest and other financial items	(46.3)	(17.9)	(192.0)	(76.7)
Earnings before income taxes	$135.2	$83.8	$473.2	$434.2

Supplemental product information is presented below for revenues from external customers:

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
September 30, 2008
(Dollars in millions, except per share data)

	Quarter Ended September 30,		Twelve Months Ended September 30,
Net Sales	2008	2007	2008	2007
Alkaline batteries	$417.7	$382.5	$1,490.1	$1,461.9
Carbon zinc batteries	55.2	58.2	225.2	249.9
Other batteries and lighting products	200.3	167.6	759.0	664.5
Wet Shave	296.8	266.7	1,085.0	988.8
Skin Care	50.1	-	364.1	-
Feminine Care	57.3	-	222.6	-
Infant Care	46.0	-	185.0	-
Total net sales	$1,123.4	$875.0	$4,331.0	$3,365.1

3.
Basic earnings per share is based on the average number of common shares outstanding during the period.  Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.
The current quarter and twelve months include pretax charges of $4.8 and $17.9, respectively, related to the integration of Playtex. These are included in General corporate and other expenses in Note 2 above.

5.
The current and prior year quarter includes pretax charges of $0.5 and $7.1, respectively, and the current and prior year twelve months includes pretax charges of $3.2 and $18.2, respectively, related to European restructuring projects. These are included in General corporate and other expenses in Note 2 above.

6.
The following table represents the Company’s Unaudited Pro Forma Condensed Combined Statements of Earnings as if the Acquisition occurred on October 1, 2006.  Playtex acquired Tiki Hut Holding Company (“Hawaiian Tropic”), owner of the Hawaiian Tropic brand on April 18, 2007.  The Playtex financial statements, and thus, the pro forma results below, reflect the results of Hawaiian Tropic since April 18, 2007.  It includes incremental interest and financing costs related to the Acquisition and purchase accounting adjustments, which are expected to have continuing impact on the combined results, such as depreciation and amortization expense on estimated acquired tangible and intangible assets.  These unaudited pro forma earnings statements for the quarter and twelve months ended September 30, 2007, are based on, and should be read in conjunction with the Company's historical consolidated financial statements and related notes, as well as Playtex historical consolidated financial statements and related notes included in the Form 8-K filing of October 1, 2007, as amended on December 17, 2007.

	Unaudited Pro Forma
	Quarter Ended	Twelve Months Ended
	September 30,	September 30,
Net Sales	2007	2007
Household Products	$608.3	$2,376.3
Personal Care	418.0	1,694.1
Total net sales	$1,026.3	$4,070.4

Profitability
Household Products	$107.1	$472.3
Personal Care	31.3	271.2
Total segment profitability	$138.4	$743.5
General corporate and other expenses	(42.9)	(138.3)
Acquisition inventory valuation	(0.4)	(29.4)
Amortization	(3.2)	(12.5)
Interest and other financial items	(46.4)	(192.2)
Earnings before income taxes	$45.5	$371.1
Income tax provision	(0.2)	88.1
Net earnings	$45.7	$283.0

Basic EPS	$0.80	$4.99
Diluted EPS	$0.78	$4.85

Weighted-Average Shares - Basic	57.1	56.7
Weighted-Average Shares - Diluted	58.9	58.3